                          CERTIFICATE OF AMENDMENT OF
              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                       HOSPITALITY DESIGN & SUPPLY, INC.



          Hospitality Design & Supply, Inc., a corporation organized and existing under, and by virtue of, the General Corporation Law of the State of Delaware, does hereby certify that:

          1. The Board of Directors by resolution dated as of April 5, 1999, has adopted the following amendment to its Amended and Restated Certificate of
Incorporation:

          RESOLVED, Article FIRST of the corporation's Amended and Restated Certificate of Incorporation hereby is amended to read in its entirety as follows:

               "FIRST.  The name of the Corporation is DirectChef, Inc."

          2. The stockholders have by their written consent, adopted the preceding amendment to the Amended and Restated Certificate of Incorporation in accordance with the provisions of Sections 228 and 242 of the General Corporate Law of the State of Delaware.

          IN WITNESS WHEREOF, Hospitality Design & Supply, Inc. has caused this Certificate to be signed by its President and Assistant Secretary, as of the 5th day of April, 1999.


                             HOSPITALITY DESIGN & SUPPLY, INC.


                             /s/ Roger M. Laverty
                             ---------------------------------------
                             Roger M. Laverty,
                             President and Assistant Secretary

                          CERTIFICATE OF AMENDMENT OF
              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                      HOSPITALITY DESIGN AND SUPPLY, INC.



          Hospitality Design and Supply, Inc., a corporation organized and existing under, and by virtue of, the General Corporation Law of the State of Delaware, does hereby certify that:

          1. The Board of Directors by resolution dated as of February 25, 1999, has adopted the following amendment to its Amended and Restated Certificate of Incorporation:

          RESOLVED, that Paragraph A. of Article FOURTH of the corporation's Certificate of Incorporation hereby is amended to read as follows:

               "FOURTH. A. The corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares which the corporation shall have the authority to issue is 45,000,000 shares of capital stock divided into (a) 40,000,000 shares of Common Stock having a par value of $0.001 per share, and (b) 5,000,000 shares of Preferred Stock having a par value of $0.001 per share."

          2. The stockholders have by their written consent, adopted the preceding amendment to the Amended and Restated Certificate of Incorporation in accordance with the provisions of Sections 228 and 242 of the General Corporate Law of the State of Delaware.

          IN WITNESS WHEREOF, Hospitality Design & Supply, Inc. has caused this Certificate to be signed by its President and attested to by its Assistant Secretary, as of the 3rd day of March, 1999.


                             HOSPITALITY DESIGN & SUPPLY, INC.


                             /s/ Roger M. Laverty
                             ---------------------------------------
                             Roger M. Laverty,
                             President and Assistant Secretary

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                       HOSPITALITY DESIGN & SUPPLY, INC.



     Hospitality Design & Supply, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 17, 1998, under the name Hospitality Design and Supply, Inc. A Certificate of Amendment of Certificate of Incorporation was filed with the Secretary of State of Delaware on July 22, 1998 to change the Corporation's name to Hospitality Design & Supply, Inc.

     2. Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Corporation's Certificate of Incorporation.

     3. The terms and provisions of this Amended and Restated Certificate of Incorporation have been duly adopted pursuant to the provisions of Sections 242 and 245 of the Delaware General Corporation Law.

     4. The text of the Certificate of Incorporation of the Corporation, as amended, is hereby restated and further amended to read in its entirety as follows:

     FIRST.  The name of the corporation is Hospitality Design & Supply, Inc.

     SECOND. The address of the corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware. The name of its registered agent at that address is Corporation Service Company.

     THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH.    A. The corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares which the corporation shall have the authority to issue is 4,000,000 shares of capital stock divided into (a) 3,500,000 shares of Common Stock having a par value of $0.001 per share, and (b) 500,000 shares of Preferred Stock having a par value of $0.001 per share. Upon the amendment and restatement of the Corporation's Certificate of Incorporation as set forth herein, each outstanding share is split up and converted into 2.15 shares.

          B. The Preferred Stock of the Corporation may be issued from time to time in one or more series. Subject to the restrictions prescribed by law, the Board of Directors is authorized to fix by resolution or resolutions the number of shares of any series of Preferred

Stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

          The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following: (a) the number of shares constituting that series and the distinctive designation of that series; (b) the dividend rate on the shares of that series and the relative rights of priority, if any, of payment of dividends on shares of that series; (c) whether that series shall have voting rights in addition to the voting rights provided by law, and if so, the terms of such voting rights;
(d) whether that series shall have conversion privileges, and if so, the terms and conditions of such privilege, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (e) whether that series shall be subject to redemption, the terms and conditions of any such redemption, including the date or dates upon or after which such series shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and the amount of such sinking funds; (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and (h) any other relative rights, preferences and limitations of that series.

     The Board of Directors of the Corporation is expressly authorized to make, alter or repeal bylaws of the corporation, but the stockholders may make additional bylaws and may alter or repeal any bylaw whether adopted by them or otherwise.

     FIFTH. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

          Upon the consummation of an initial underwritten public offering of the Corporation's Common Stock that is registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, the directors shall be divided into three classes (I, II, III). The number of directors comprising each class (assuming no vacancy in any class) shall be as nearly equal in number as possible based upon the number of directors comprising the entire Board of Directors. The Board shall, at the first meeting of the Board of Directors (the "First Directors' Meeting") designate the class to which each director then serving shall be a member. The initial term of the directors in Class I shall extend until the first annual meeting of stockholders following the First Directors' Meeting; the initial term of directors in Class II shall extend until the second annual meeting of the stockholders following the First Directors' Meeting; and the initial term of the directors in Class III shall extend until the third annual meeting of stockholders following the First Directors' Meeting. At each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting shall be elected to serve for three-year terms and until their successors are elected and qualified.

          Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled by the Board of Directors (and not by the stockholders unless there are no directors then in office), provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. A director elected to fill a newly created directorship or other vacancy shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor has been elected and qualified.

     SIXTH. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of the Certificate of Incorporation or bylaws or of any statute inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH in respect of any acts or omissions occurring, or any causes of action, suits or claims that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     SEVENTH. The corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained herein, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other person whomsoever by or pursuant to the Certificate of Incorporation in its present form or as hereafter amended are granted, subject to the rights reserved in this Article NINTH.

     EIGHTH. Subject to the rights, if any, of holders of any class or series of Preferred Stock then outstanding, (i) stockholders are not permitted to call a special meeting of stockholders or to require the Board of Directors or officers of the Corporation to call such a special meeting, (ii) a special meeting of stockholders may only be called by a majority of the Board of Directors or by the Chief Executive Officer, (iii) the business permitted to be conducted at a special meeting of stockholders shall be limited to matters properly brought before the meeting by or at the direction of the Board of Directors, and (iv) any action required or permitted to be taken by the stockholders must be taken at a duly called and convened annual meeting or special meeting of stockholders and cannot be taken by consent in writing; provided, however, that the provisions of the foregoing clause (iv) shall not apply prior to the consummation of an initial underwritten public offering of the Corporation's Common Stock that is registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

          IN WITNESS WHEREOF, Hospitality Design & Supply, Inc. has caused this Certificate to be executed by its President and Assistant Secretary, as of the 3rd day of September, 1998.


                                        HOSPITALITY DESIGN & SUPPLY, INC.


                                        By /s/ Ross Berner
                                        ------------------------------------
                                        Ross Berner,
                                        President and Assistant Secretary

              CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
              ---------------------------------------------------
                          OF SERIES A PREFERRED STOCK
                          ---------------------------
                                       OF
                                       --
                       HOSPITALITY DESIGN & SUPPLY, INC.
                       ---------------------------------

Ross Berner certifies that:

1. He is the President and Assistant Secretary of Hospitality Design & Supply, Inc., a Delaware corporation (the "corporation").

2. The number of authorized shares of the corporation's Preferred Stock is Five Hundred Thousand (500,000) shares, none of which has been issued.

3.  The Board of Directors duly adopted the following resolution:

        WHEREAS, the Board of Directors is authorized to determine that the Preferred Stock of the corporation be divided into a number of series and to determine the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares and the designation of any such series;

        RESOLVED, that pursuant to the authority vested in the Board of Directors by the corporation's Certificate of Incorporation, a series of Preferred Stock of the corporation hereby is created out of the authorized but unissued shares of the capital stock of the corporation, such series to be designated Series A Preferred Stock (the "Series A Preferred Stock") to consist of Five Hundred Thousand (500,000) shares, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be as follows:

    A.  Dividends.
        ---------

        (1) Holders of Series A Preferred Stock (the "Series A Preferred Stockholders") shall be entitled to receive, when, as and if declared by the Board of Directors out of any funds legally available therefor, noncumulative cash dividends at the rate of $0.425 per annum on each outstanding share of Series A Preferred Stock (as appropriately adjusted for stock splits, recapitalizations, combinations and the like with respect to such shares).

        (2) So long as any shares of Series A Preferred Stock shall be outstanding, no dividend (other than a dividend paid solely in Common Stock) shall be paid or declared, nor shall any other distribution be made, on any Common Stock during any fiscal year of the corporation, until cash dividends at the rate of $0.425 per annum on each outstanding share of Series A Preferred Stock (as appropriately adjusted for stock splits, recapitalizations, combinations and the like with respect to such shares) (set forth in paragraph A(1) above) shall have been paid or declared and set aside for payment during that fiscal year, and all declared but unpaid dividends from previous fiscal years shall be paid.

        (3) In the event the corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the Series A Preferred Stockholders shall be entitled to a proportionate share of any such distribution as though the Series A Preferred Stockholders were the holders of the number of shares of Common Stock of the corporation into which their respective shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

    B.  Liquidation Preference.
        ----------------------

        (1) For purposes hereof, the "Series A Original Purchase Price" is $4.25 per share, and the "Series A Original Issue Date" shall be the date on which shares of Series A Preferred Stock are first issued.

        (2) In the event of the liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary (a "Liquidation"), the Series A Preferred Stockholders shall be entitled to receive out of the assets and funds of the corporation available for distribution to stockholders, for each such share then held by them:

            (a) first, prior and in preference to any distribution to the holders of Common Stock, an amount per share of Series A Preferred Stock equal to the Series A Original Purchase Price (as appropriately adjusted for stock splits, recapitalizations, combinations and the like with respect to such shares), plus all declared but unpaid dividends on each such share; and

            (b) second, their pro rata share (such pro rata share to be such holder's percentage ownership of Common Stock represented by such holder's Series A Preferred Stock determined as if all outstanding shares of Series A Preferred Stock (including the holder's) were converted into the number of shares of Common Stock into which they would otherwise be convertible pursuant to paragraph C below) along with the holders of Common Stock.


        If upon the occurrence of a Liquidation, the assets and funds available for distribution among the Series A Preferred Stockholders are insufficient to permit the payment to such holders of the full preferential amount provided under clause (a) above, then the entire assets and funds of the corporation legally available for distribution to stockholders shall be distributed ratably among the Series A Preferred Stockholders.

        (3) In any of such events, if the consideration received by the corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

          (a) Securities not subject to investment letter or other similar restrictions on free marketability covered by (b) below:

          (i) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

          (ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

          (iii) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

          (b) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (a)(i), (ii) or (iii) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

    C.  Conversion to Common Stock.
        --------------------------

        (1)  Events of Conversion.
             --------------------

          (a) Optional Conversion of Series A Preferred Stock.  Each share of
              -----------------------------------------------
Series A Preferred Stock may be converted at any time after the date of issuance of such share, at the option of the holder thereof, into one or more shares of the corporation's Common Stock, at the rate set forth in paragraph C(2) below.

          (b) Automatic Conversion of Series A Preferred Stock.  Each share of
              ------------------------------------------------
Series A Preferred Stock shall be converted into shares of Common Stock at the rate set forth in paragraph C(2) below immediately upon the closing of (i) the sale of stock pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), for an underwritten public offering (other than a registration on Form S-8, Form S-4 or comparable forms) covering the corporation's Common Stock which results in aggregate net cash proceeds (after payment of underwriters' commissions and other expenses related to the offering) to the corporation of not less than $10,000,000, or (ii) the sale, in one transaction or a series of related transactions, not registered under the Securities Act, of Common Stock, Preferred Stock and/or debt securities of the corporation, which results in aggregate net cash proceeds to the corporation of not less than $10,000,000.

        (2) Conversion Rate.  Upon conversion of Series A Preferred Stock, each
            ---------------
such share shall be converted into the number of shares of Common Stock that results from dividing the Series A Original Purchase Price by the Series A Conversion Price in effect at the time of conversion. The initial "Series A Conversion Price" will be $4.25, such that prior to any adjustment therein as set forth below (including, without limitation, any adjustments pursuant to paragraph C(10) below), each share of Series A Preferred Stock will convert into one share of Common Stock. The Series A Conversion Price shall be subject to adjustment from time to time in certain instances as hereinafter provided.

        (3) Mechanics of Conversion.  Upon conversion, the holder of Series A
            -----------------------
Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the corporation stating the name or names in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. The corporation, as soon as practicable thereafter, shall issue and deliver at such office to such Series A Preferred Stockholder or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and the corporation shall promptly pay in cash, or to the extent sufficient funds are not legally available therefor, in Common Stock (at the Common Stock's fair market value determined in good faith by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series A Preferred Stock being converted. Any conversion shall be deemed to have been made immediately prior to the close of business on the date immediately preceding the date of the event of conversion, in the event of automatic conversion hereunder, or, in the event of voluntary conversion, immediately prior to the close of business on the date when the corporation receives a holder's certificate or certificates for Series A Preferred Stock and any other documents or instruments required hereunder or by applicable law, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. In the case of an automatic conversion under paragraph C(1)(b) above, on and after the conversion event, notwithstanding that any certificates for such shares of Series A Preferred Stock subject to such conversion shall not have been surrendered for conversion, the shares of Series A Preferred Stock evidenced thereby shall be deemed to be no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except only the rights of the holder (i) to receive the shares of Common Stock to which such holder shall be entitled upon conversion thereof, and (ii) to receive the amount of cash payable in respect of any fractional share of Common Stock to which such holder shall be entitled. The corporation shall be authorized to reissue any shares of Series A Preferred Stock acquired by the corporation by reason of conversion.

        (4) Fractional Shares Upon Conversion.  No fractional shares shall be
            ---------------------------------
issued upon conversion of shares of Series A Preferred Stock. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock which the Series A Preferred Stockholder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the corporation shall, in lieu of issuing any fractional share, pay the holder an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

        (5) Adjustment for Subdivisions or Combinations of Common Stock.  In the
            -----------------------------------------------------------
event the corporation at any time or from time to time after the Series A Original Issue Date effects a subdivision or combination of its outstanding Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of its outstanding Series A Preferred Stock, then the existing Series A Conversion Price shall be decreased or increased proportionately.

        (6) Adjustment for Dividends, Distributions and Common Stock
            --------------------------------------------------------
Equivalents.  In the event the corporation at any time or from time to time
-----------
after the Series A Original Issue Date makes or issues, or fixes a record date for the determination of the holders of Common Stock (but not the Series A Preferred Stockholders) entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights (hereinafter referred to as "Common Stock Equivalents") convertible into or entitling the holder thereof to receive additional shares of Common Stock without payment of any consideration by such holder for such Common Stock Equivalents or the additional shares of Common Stock, then and in each such event the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents shall be deemed to be issued and outstanding as of the time of such issuance or, in the event such a record date has been fixed, as of the close of business on such record date. In each such event, the then existing Series A Conversion Price shall be decreased as of the time of such issuance or, in the event such a record date has been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price by a fraction:

            (a) the numerator of which will be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

            (b) the denominator of which will be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus that number of shares of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents;


        provided that if such record date has been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this paragraph C(6) as of the time of actual payment of such dividend or distribution.

        (7) Adjustments for Other Distributions.  In the event the corporation
            -----------------------------------
at any time or from time to time after the Series A Original Issue Date makes or fixes a record date for the determination of the holders of Common Stock entitled to receive any distribution payable in securities of the corporation other than shares of Common Stock, and other than as otherwise adjusted for in this paragraph C, then and in each such event provision shall be made so that the Series A Preferred Stockholders shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the corporation which they would have received had their shares of Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this paragraph C with respect to the rights of the Series A Preferred Stockholders.

        (8) Adjustments for Reclassification, Exchange and Substitution.  If the
            -----------------------------------------------------------
Common Stock issuable upon conversion of shares of Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), provision shall be made such that the Series A Preferred Stock shall, concurrently with the effectiveness of such reorganization or reclassification, be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would be subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately prior to such reclassification or capital reorganization.

        (9) No Impairment.  The corporation, whether by amendment of its
            -------------
Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but at all times in good faith shall assist in the carrying out of all of such action as may be necessary or appropriate in order to protect the conversion rights pursuant to this paragraph C of the Series A Preferred Stockholders against dilution or other impairment.

        (10) Certificate as to Adjustments.  Upon the occurrence of each
             -----------------------------
adjustment or readjustment of the Series A Conversion Price pursuant to this paragraph C, the corporation at its expense promptly shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Series A Preferred Stockholder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation, upon the written request at any time of any Series A Preferred Stockholder, shall furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price at the time in effect, and
(iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock held by such holder.

        (11) Notices of Record Date.  In the event that the corporation shall
             ----------------------
propose at any time:

            (a) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend, and whether or not out of earnings or earned surplus (except any dividend or distribution that automatically triggers an adjustment under paragraph C(6) above); or

            (b)  a Liquidation;

          Then, in connection with each such event, the corporation shall send a written notice, pursuant to paragraph C(15) below, to the Series A Preferred Stockholders as follows:

              (i) at least 10 days prior to the date on which a record shall be taken for such dividend, distribution or subscription offer (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote on the matters referred to in clause (a) above; and

              (ii) in the case of the matters referred to in clause (b) above, at least 10 days prior to the date when the same shall take place and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier.

        (12) Reservation of Stock Issuable Upon Conversion.  The corporation at
             ---------------------------------------------
all times shall reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock such number of its shares of Common Stock as from time to time will be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, in addition to such other remedies as may be available to the Series A Preferred Stockholders for such failure, the corporation shall take such corporate action as, in the opinion of its counsel, may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

        (13) Notices.  Any notices required by the provisions of this paragraph
             -------
C to be given to the Series A Preferred Stockholders must be in writing and shall be deemed given upon personal delivery, one day after deposit with a reputable overnight courier service for overnight delivery or after transmission by facsimile telecopier with confirmation of successful transmission, or five days after deposit in the United States mail, by registered or certified mail postage prepaid, or upon actual receipt if given by any other method, addressed to each holder of such record at the holder's address appearing on the books of the corporation.

        (14) Issue Taxes.  The corporation shall pay any and all issue and other
             -----------
taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that the corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

    D.  Voting Rights.
        -------------

        (1) Except as otherwise provided herein or as required by law, the Series A Preferred Stockholders shall be entitled to notice of any meeting of stockholders of the corporation and to vote upon any matter submitted to stockholders or a class of stockholders that includes the Series A Preferred Stockholders on the following basis: each share of Series A Preferred Stock shall be treated as the number of shares of Common Stock into which such share could be converted pursuant to paragraph C above as of the record date fixed for the vote or consent of stockholders, and after taking into account such calculation shall have voting rights and powers equal to the voting rights and powers of Common Stock.

        (2) Except as otherwise required by law or provided by this Certificate of Designations, a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders; provided that for action upon any matter as to which holders of shares are entitled to vote as a class, a majority of the shares of such class, represented in person or by proxy, shall constitute a quorum.

        IN WITNESS WHEREOF, Hospitality Design & Supply, Inc. has caused this certificate to be signed by Ross Berner, its President and Assistant Secretary, this 21st day of September, 1998.


                                 /s/ Ross Berner
                                 ---------------------------------
                                 Ross Berner,
                                 President and Assistant Secretary